DATE:	May 21, 2015

FEDERAL HOME LOAN BANK OF NEW YORK
DECLARES A 4.10% DIVIDEND FOR THE FIRST QUARTER OF 2015

I am pleased to announce that, on May 21, 2015, your Board of Directors approved a dividend for the first quarter of 2015 of 4.10% (annualized). The dollar amount of the dividend will be approximately $56.0 million. The cash dividend will be distributed on May 22, 2015.

Reliability is at the center of everything we do. Our advances provide our members with access to funding every day. Our innovative products help members meet the ever-changing needs of the communities you serve. For 25 years, our Affordable Housing Program grants have served as key financing for housing initiatives. And we have provided our members over time with a consistent and reasonable quarterly dividend.

The dividend reflects the FHLBNY’s low-risk profile and conservative business strategy, and is also reflective of the continuation of a low interest rate environment.

We filed our Form 10-Q for the first quarter of 2015 with the U.S. Securities and Exchange Commission on May 8, 2015.

Sincerely,

José R. González
President and CEO

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.